Exhibit 99.1

Rogers Corp. Holds Annual Meeting of Shareholders

ROGERS, Conn.--(BUSINESS WIRE)--Rogers Corporation (NYSE:ROG) today held its annual meeting of shareholders in Hartford, Connecticut. Shareholders voted to elect all of the nominees to the Board of Directors. They are: Walter E. Boomer, Charles M. Brennan, III, Gregory B. Howey, J. Carl Hsu, Carol R. Jensen, Eileen S. Kraus, William E. Mitchell, Robert G. Paul, and Robert D. Wachob.

The shareholders also approved the third amendment to the Rogers Corporation 2005 Equity Compensation Plan.

In addition, the shareholders ratified Ernst & Young LLP as Rogers' independent registered public accounting firm for the fiscal year ending December 28, 2008.

Robert D. Wachob, President and CEO, reviewed the year’s results with a presentation covering Rogers’ sales, key market segments, global operations, customers, and share price performance.

Rogers Corporation (NYSE:ROG), headquartered in Rogers, CT, is a global technology leader in the development and manufacture of high performance, specialty-material-based products for a variety of applications in diverse markets including: portable communications, communications infrastructure, computer and office equipment, consumer products, ground transportation, aerospace and defense. Rogers operates manufacturing facilities in the United States (Arizona, Connecticut and Illinois), Europe (Ghent, Belgium) and Asia (Suzhou, China). In Asia, the Company maintains sales offices in Japan, China, Taiwan, Korea and Singapore. Rogers has joint ventures in Japan and China with INOAC Corporation, in Taiwan with Chang Chun Plastics Co., Ltd. and in the U.S. with Mitsui Chemicals, Inc.

The world runs better with Rogers. ® www.rogerscorporation.com

Safe Harbor Statement

Statements in this news release that are not strictly historical may be deemed to be “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and are subject to the many uncertainties that exist in the Company’s operations and environment. These uncertainties, which include economic conditions, market demand and pricing, competitive and cost factors, rapid technological change, new product introductions, legal proceedings, and the like, are incorporated by reference in the Rogers Corporation 2007 Form 10-K filed with the Securities and Exchange Commission. Such factors could cause actual results to differ materially from those in the forward-looking statements. All information in this press release is as of May 9, 2008, and Rogers undertakes no duty to update this information unless required by law.

CONTACT:
Rogers Corporation
Financial News Contact:
Dennis M. Loughran, 860-779-5508
Vice President Finance and Chief Financial Officer
FAX: 860-779-4714
or
Investor Contact:
William J. Tryon, 860-779-4037
Manager of Investor and Public Relations
FAX: 860-779-5509
william.tryon@rogerscorporation.com